Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 16, 2022, by and among Crane Holdings, Co., a Delaware corporation (the “Successor Issuer”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association and The Bank of New York), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Crane Co., a Delaware corporation (the “Issuer”), and the Trustee have heretofore executed an indenture, dated as of April 1, 1991 (the “Indenture”), providing for the issuance of the Issuer’s 6.55% Senior Notes due 2036 (the “Notes”), initially in the aggregate principal amount of $200,000,000, of which $200,000,000 remains outstanding as of the date hereof;

WHEREAS, the Issuer, the Successor Issuer and Crane Transaction Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Successor Issuer (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”), dated February 28, 2022;

WHEREAS, under the terms of the Agreement, Merger Sub merged with and into the Issuer, with the Issuer being the surviving entity (the “Acquisition”);

WHEREAS, as a result of the Acquisition, the Issuer became a subsidiary of the Successor Issuer;

WHEREAS, following the Acquisition, the Issuer shall consummate a conveyance of all or substantially all of its assets to the Successor Issuer (the “Transfer”);

WHEREAS, as of the consummation of the Transfer, the Successor Issuer, pursuant to this First Supplemental Indenture, assumes all obligations of the Issuer in respect of the Indenture and the Notes; and

WHEREAS, pursuant to Section 7.1(b) of the Indenture, the Successor Issuer and the Trustee are authorized to execute and deliver this First Supplemental Indenture without the consent of the Holders.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular Section hereof.

(2) Agreement to Assume Obligations. The Successor Issuer hereby unconditionally assumes, effective as of the consummation of the Transfer, the Issuer’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and agrees to be bound by all provisions of the Indenture and the Notes applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under the Indenture and the Notes and may exercise every right and power of the Issuer under the Notes and the Indenture.

(3) No Recourse against others. No past, present or future director, officer, employee, incorporator, member, partner, stockholder or agent of the Successor Issuer or the Issuer, as such, shall have any liability for any obligations of the Successor Issuer or the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Incorporation by Reference. Section 10.3 of the Indenture is incorporated by reference into this First Supplemental Indenture as if more fully set out herein.

(5) THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or “.pdf” transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to this First Supplemental Indenture must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed by hand, facsimile or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to Trustee by an authorized representative of the Successor Issuer)), in English. The Successor Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Issuer. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Successor Issuer of the Notes or any Additional Notes or the proceeds thereof. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CRANE HOLDINGS, CO., as Successor Issuer

By:	/s/ Richard A. Maue
Name: Richard A. Maue
Title: Senior Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. Bank National Association and The Bank of New York, as Trustee

By:	/s/ Crystal Deperry
	Name:	Crystal Deperry
	Title:	Vice President

[Signature Page to First Supplemental Indenture]